Exhibit 10.1(a)

[EXECUTION COPY]

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “First Amendment”) is entered into as of August 17, 2018, by and among BJ’S WHOLESALE CLUB, INC., a Delaware corporation as the borrower (the “Borrower”), BJ’S WHOLESALE CLUB HOLDINGS, INC. (f/k/a Beacon Holding Inc., a Delaware corporation (“Holdings”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Loan Documents, and each of the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, the Administrative Agent, the Issuers from time to time party thereto, the Lenders from time to time party thereto, and any other Secured Parties from time to time party thereto are parties to an Amended and Restated Credit Agreement, dated as of February 3, 2017 (the “Credit Agreement”);

WHEREAS, the Borrower, Holdings, the lenders from time to time party thereto and the First Lien Term Facility Administrative Agent are parties to the First Lien Term Facility Credit Agreement, dated as of February 3, 2017;

WHEREAS, Holdings, the Borrower, the Administrative Agent, the Issuers and the Lenders wish to amend the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1.     Definitions.

Unless otherwise indicated, all capitalized terms used herein (including the preamble and the recitals) and not otherwise defined shall have the respective meanings provided such terms in the Credit Agreement referred to below (as amended by this First Amendment).

SECTION 2.    Amendments to Credit Agreement.

Subject to the satisfaction (or waiver) of the conditions set forth in Section 3, the Credit Agreement is hereby amended as follows:

(a)    Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

““First Amendment” shall mean the First Amendment, dated as of August 17, 2018, to this Agreement by and among Holdings, the Borrower, the Administrative Agent and the Lenders party thereto.”; and

““First Amendment Effective Date” means August 17, 2018.”;

(b)    The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended by amending and restating such definition in its entirety as follows:

“Applicable Margin” means for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the following percentages per annum, as determined on each Adjustment Date based upon Average Historical Excess Availability for the immediately preceding three-month period:

Level	Average Historical Excess Availability	Eurocurrency Rate Revolving Loans, and Letter of Credit Fees (Standby Letters of Credit)	Base Rate Revolving Loans	Eurocurrency Rate Term Loan	Base Rate Term Loan	Letter of Credit Fees (Documentary Letters of Credit)
I	Greater than $500,000,000	1.25%	0.25%	2.00%	1.00%	0.625%
II	Less than or equal to $500,000,000 but greater than $350,000,000	1.50%	0.50%	2.25%	1.25%	0.750%
III	Less than or equal to $350,000,000	1.75%	0.75%	2.50%	1.50%	0.875%

The Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date based upon the Average Historical Excess Availability for the immediately preceding three-month period as the Administrative Agent shall determine in good faith within ten (10) Business Days after such Adjustment Date and the Administrative Agent shall use reasonable efforts to notify the Borrower promptly after such determination. Any increase or decrease in the Applicable Margin resulting from a change in the Average Historical Excess Availability shall become effective as of the Adjustment Date; provided that, (i) until the Adjustment Date that occurs on February 1, 2019, the Applicable Margin shall be the Applicable Margin set forth in Level I above and (ii) if the Total Leverage Ratio, determined as of the end of the most recently ended Fiscal Year or Fiscal Quarter, as the case may be, for which financial statements have been delivered pursuant to Section 7.1(a) or Section 7.1(b), along with a corresponding Compliance Certificate pursuant to Section 7.2(a), is less than or equal to 3.00:1.00, then, as of the first Business Day after the date on which such Compliance Certificate is so delivered, the Applicable Margin set forth above for Eurocurrency Rate Revolving Loans, Letter of Credit Fees (Standby Letters of Credit) and Base Rate Revolving Loans shall be reduced by 0.125% and the Applicable Margin set forth above for Letter of Credit Fees (Documentary Letters of Credit) shall be reduced by 0.0625%.

(c)    The definition of “Scheduled Termination Date” in Section 1.1 of the Credit Agreement is hereby amended by amending and restating such definition in its entirety as follows:

““Scheduled Termination Date” means August 17, 2023, as may be extended pursuant to Section 12.1(b), Section 2.17 or Section 2.18 hereof; provided that if such day is not a Business Day, the Scheduled Termination Date shall be the Business Day immediately preceding such day.”

(d)    Exhibit P to the Credit Agreement (Compliance Certificate) is hereby amended by restating such Exhibit with Exhibit P attached hereto.

SECTION 3.     Conditions of Effectiveness of this First Amendment. This First Amendment shall become effective on the date when the following conditions shall have been satisfied (or waived):

(a)     Holdings, the Borrower, each of the other Loan Parties, the Administrative Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including by way of facsimile or other electronic transmission) the same, no later than 5 p.m. New York time on August 16, 2018, to Morgan Lewis & Bockius LLP, One Federal Street, 32nd Floor, Boston, MA 02110, Attention: Kathleen M. Ryan (Kathleen.ryan@morganlewis.com; facsimile number 617.341.7701), counsel to the Administrative Agent;

(b)    the Borrower and the Administrative Agent shall have signed a counterpart of that certain letter agreement, dated August 17, 2018 (the “First Amendment Fee Letter”), as to the fees payable in connection with this First Amendment;

(c)    the Borrower shall have paid, by wire transfer of immediately available funds, to the Administrative Agent, for the ratable account of each Lender party hereto which delivers a signed counterpart hereof in accordance with Section 3(a) above, a fee in an amount equal to 0.05% of the aggregate amount of the (x) Revolving Credit Commitment and (y) Term Outstandings of such Lender, together with all other amounts payable to the Administrative Agent on the effective date of this First Amendment.

(d)     on the First Amendment Effective Date and after giving effect to this First Amendment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties made by or on behalf of Holdings and the Borrower in this First Amendment and the Credit Agreement, and by or on behalf of each Loan Party in the other Loan Documents shall be true and correct in all material respects on and as of the First Amendment Effective Date (it being understood that (x) any representation or warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects after taking into account such qualification and (y) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or all respects after taking into account such qualification, as the case may be) as of such specified date);

(e)    the Administrative Agent shall have received from the Borrower a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clause (d);

(f)    there shall have been delivered to the Administrative Agent (i) such copies of resolutions or other action of each Loan Party approving and authorizing the execution, delivery and performance of this First Amendment, certified as of the First Amendment Effective Date by a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment, (ii) incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof in connection with the Loan Documents (including, this First Amendment) and (iii) either (x) the constitutive documents of each Loan Party, certified as of the First Amendment Effective Date by a Responsible Officer of such Loan Party as being true and complete or (y) a certificate of a Responsible Officer of each Loan Party stating that, since the Effective Date, no amendments or other modifications to the constitutive documents of such Loan Party have been made; and

(g)    the Administrative Agent shall have received an opinion from (i) Latham & Watkins LLP, special New York counsel to the Loan Parties and (ii) Feinberg Hanson LLP, special Massachusetts counsel to the Loan Parties, in each case, addressed to the Administrative Agent and the Lenders.

SECTION 4.     [Reserved].

SECTION 5.     Costs and Expenses. The Borrower hereby reconfirms its obligations pursuant to Section 12.3 of the Credit Agreement to pay and reimburse the Administrative Agent for all reasonable and documented (in reasonable detail) out-of-pocket costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this First Amendment and all other documents and instruments delivered in connection herewith.

SECTION 6.     Remedies. This First Amendment shall constitute a Loan Document.

SECTION 7.    Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this First Amendment, each of Holdings, the Borrower and each other Loan Party represents and warrants to the Administrative Agent, the Co-Collateral Agents, the Issuers and the Lenders on and as of the First Amendment Effective Date that, in each case:

(a)    all of the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the First Amendment Effective Date both immediately before and after giving effect to this First Amendment, with the same effect as though such representations and warranties had been made on and as of the First Amendment Effective Date (it being understood that (x) any representation or warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects after taking into account such qualification and (y) any representation or warranty made as of a specific date shall be true and correct in all material respects (or all respects after taking into account such qualification, as the case may be) as of such date); and

(b)    no Default or Event of Default exists as of the First Amendment Effective Date, both immediately before and after giving effect to this First Amendment.

SECTION 8.     Reference to and Effect on the Credit Agreement and the Loan Documents.

(a)     On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this First Amendment.

(b)     The Credit Agreement and each of the other Loan Documents, as specifically amended by this First Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this First Amendment. In furtherance of the foregoing, as security for the payment or performance, as the case may be, in full of the Secured Obligations (as defined in the Security Agreement), each Loan Party hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Loan Party’s right, title and interest in, to or under any all Article 9 Collateral (as defined in the Security Agreement), whether now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest, in each case, other than any Excluded Property (as defined in the Security Agreement), in accordance with Section 3.01 of, and subject to the terms and conditions of, the Security Agreement.

(c)     The execution, delivery and effectiveness of this First Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Administrative Agent or any Issuer under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)    Each of the parties hereto hereby agrees, with respect to each Loan Document or Limited Recourse Guaranty (as applicable) to which it is a party, after giving effect to the First Amendment, except with respect to any Excluded Swap Obligations:

(i)    all of its obligations, liabilities and indebtedness under each such Loan Document or Limited Recourse Guaranty (as applicable), including guarantee obligations, shall remain in full force and effect on a continuous basis; and

(ii)    all of the Liens and security interests created and arising under each such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority to the extent provided for in Section 5.19 of the Credit Agreement of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, after giving effect to the First Amendment as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees in the Loan Documents or Limited Recourse Guaranty (as applicable), all as provided in such Loan Documents.

SECTION 9. Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 10. Counterparts. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

SECTION 11. Electronic Execution. The words “execution,” “signed,” “signature,” and words of like import in this First Amendment or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12. Administrative Agent’s Authority. The Issuers and each Lender hereto hereby expressly authorizes the Administrative Agent to enter into any document (including the Mortgage Amendments) and, to take any actions, in order to give effect to the terms of this First Amendment.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this First Amendment as of the date first above written.

BJ’S WHOLESALE CLUB, INC.

By:	/s/ Kristyn M. Sugrue
Name:	Kristyn M. Sugrue
Title:	Senior Vice President and Treasurer

BJ’S WHOLESALE CLUB HOLDINGS, INC., as Holdings

By:	/s/ Kristyn M. Sugrue
Name:	Kristyn M. Sugrue
Title:	Senior Vice President and Treasurer

BJ’s - Signature Page to First Amendment (ABL)

BJNH OPERATING CO., LLC

By:	/s/ Narda E. Shutt
Name:	Narda E. Shutt
Title:	Assistant Treasurer

BJME OPERATING CORP.

By:	/s/ Narda E. Shutt
Name:	Narda E. Shutt
Title:	Assistant Treasurer

NATICK REALTY, INC.

By:	/s/ Kristyn M. Sugrue
Name:	Kristyn M. Sugrue
Title:	Vice President

BJ’s - Signature Page to First Amendment (ABL)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Co-Collateral Agent, Issuer and a Lender

By:	/s/ Joseph Burt
Name: Joseph Burt Title: Director

BANK OF AMERICA, N.A., as a Lender and an Issuer

By:	/s/ Matthew Potter
Name: Matthew Potter Title: Senior Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton Title: Vice President

By:	/s/ Alicia Schug
Name: Alicia Schug Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

By:	/s/ William Patton
Name: William Patton Title: Vice President

TD BANK, N.A., as a Lender

By:	/s/ Jang Kim
Name: Jang Kim Title: Vice President

BMO Harris Bank N.A., as a Lender

By:	/s/ Kara Goodwin
Name: Kara Goodwin Title: Managing Director

NYCB SPECIALTY FINANCE COMPANY, LLC, as a wholly owned subsidiary of New York Community Bank, as a Lender

By:	/s/ Willard D. Dickerson, Jr.
Name: Willard D. Dickerson, Jr. Title: Senior Vice President

Capital One National Association, as a Lender

By:	/s/ Michael Lockery
Name: Michael Lockery Title: Duly Authorized Signatory

ING CAPITAL LLC, as a Co-Documentation Agent and a Lender

By:	/s/ Jean V. Grasso
Name: Jean V. Grasso Title: Managing Director

By:	/s/ Jeff Chu
Name: Jeff Chu Title: Vice President

PNC Bank, National Association, as a Lender

By:	/s/ Jon Sullivan
Name: Jon Sullivan Title: Vice President

CITY NATIONAL BANK, A NATIONAL BANKING ASSOCIATION, as a Lender

By:	/s/ Catherine Chiavetta
Name: Catherine Chiavetta Title: Senior Vice President

The Huntington National Bank, as a Lender

By:	/s/ Lynsey M. Sausaman
Name: Lynsey M. Sausaman Title: Assistant Vice President

Santander Bank, N.A., as a Lender

By:	/s/ Jeffrey G. Millman
Name: Jeffrey G. Millman Title: Regional Credit Manager

By:	/s/ Thomas F. McNamara
Name: Thomas F. McNamara Title: Senior Vice President

[Posting Version]

Exhibit P

Form of Compliance Certificate

[See attached]

FORM OF COMPLIANCE CERTIFICATE

[            , 20    ]

Reference is made to the Amended and Restated Credit Agreement, dated as of February 3, 2017 (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, among others, BJ’s Wholesale Club, Inc., a Delaware corporation (the “Borrower”), Beacon Holding Inc., a Delaware corporation (“Holdings”), Wells Fargo Bank, National Association, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each Lender from time to time party thereto (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 7.2(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.    [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Fiscal Year ended [            , 20    ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such Fiscal Year together with related notes thereto and management’s discussion and analysis describing results of operations, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP, which report and opinion have been prepared in accordance with generally accepted auditing standards and are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]1

2.    [Attached hereto as Exhibit A is a condensed consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the Fiscal Quarter ended [            , 20    ], and the related (i) condensed consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended and (ii) condensed consolidated statements of cash flows for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail (collectively, the “Financial Statements”), together with management’s discussion and analysis describing results of operations. Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.]2

3.    [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 7.1(d) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]3

[1]	To be included if accompanying annual financial statements only.
[2]	To be included if accompanying quarterly financial statements only.
[3]	To be included only in annual compliance certificate (beginning with the fiscal year ending January 28, 2017).

4.    [To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

5.    [Attached hereto as Schedule 1 is a reasonably detailed calculation of the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.]

6.    [Attached hereto as Schedule 2 are reasonably detailed calculations, which calculations are true and accurate on and as of the date of this Certificate, of the Net Cash Proceeds received during the applicable period ended [                 , 20    ] by or on behalf of, Holdings, the Borrower or any of its Restricted Subsidiaries in respect of any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement.]

7.    Attached hereto as Schedule 3 is a reasonably detailed calculation of the Total Leverage Ratio of the Borrower and its Restricted Subsidiaries as of the end of the most recent Test Period, which calculation is true and accurate on and as of the date of this Certificate.

8.    Attached hereto as Annex A is the information required to be delivered pursuant to Section 7.2(d) of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of BJ’s Wholesale Club, Inc., and not in his or her personal or individual capacity and without personal or individual liability, has executed this certificate for and on behalf of BJ’s Wholesale Club, Inc. and has caused this certificate to be delivered as of the date first set forth above.

BJ’S WHOLESALE CLUB, INC.

By:

Name:
Title:

FINANCIAL COVENANTS SUMMARY

A.	FIXED CHARGE COVERAGE RATIO

Test Period covered by the calculations below: [ , 20 ] to [ , 20 ].
	Consolidated EBITDA: See item A(1)(d) of Schedule 1 attached hereto:	$
	Capital Expenditures: See item A(2)(a)(iii) of Schedule 1 attached hereto:	$
	Cash Taxes: See item A(2)(b) of Schedule 1 attached hereto:	$
	Fixed Charges See item A(3)(c) of Schedule 1 attached hereto	$
Fixed Charge Coverage Ratio: (Consolidated EBITDA minus Capital Expenditures minus
Cash Taxes) divided by (Fixed Charges) for the test period (See Fixed Coverage Ratio on
	Schedule I attached hereto):	:1:00

B.	NET CASH PROCEEDS

With respect to any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit
Agreement during the applicable period ended [ , 20 ]:
	Net Cash Proceeds: See item B(III) on Schedule 2 attached hereto:	$

C.	TOTAL LEVERAGE RATIO

Test Period covered by the calculations below: [ , 20 ] to [ , 20 ].

Consolidated Total Debt: See item (1)(c) of Schedule 3 attached hereto:		$

Consolidated EBITDA: See item (2)(a) of Schedule 3 attached hereto:		$

Total Leverage Ratio: (Consolidated Total Debt divided by Consolidated EBITDA for the test
	period (See Total Leverage Ratio on Schedule 3 attached hereto)):	:1:00

SCHEDULE 1

TO COMPLIANCE CERTIFICATE

Test Period covered by the calculations below: [            , 20    ] to [            , 20    ].

Fixed Charge Coverage Ratio for the Test Period is :         : 1:00.

A.	Fixed Charge Coverage Ratio

1) Consolidated EBITDA a) Consolidated Net Income:

(i). the net income (loss) of the Borrower and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, excluding, without duplication:	$

a.   any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, and Transaction Expenses, relocation costs, integration costs, facility consolidation and closing costs (other than with respect to Stores), severance costs and expenses and one-time compensation charges; provided that the aggregate amount of cash losses excluded pursuant to this item (A)(1)(a)(i)(a) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(a)); provided further that Net Income for such period shall be reduced by an amount equal to the amount by which (if any) (i) the aggregate amount of cash losses incurred during such Test Period on account of any non-cash loss which was excluded from the calculation of Consolidated Net Income in any prior period pursuant to this item (A)(1)(a)(i)(a) plus (ii) the aggregate amount of cash losses excluded from the calculation of Consolidated Net Income pursuant to the first proviso of this item (A)(1)(a)(i)(a) during such Test Period, exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(a))

$

b.  the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP

$

c.   effects of adjustments (including the effect of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s Consolidated financial statements pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes

$

d.  any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations; provided that the aggregate amount of cash losses excluded pursuant to this item (A)(1)(a)(i)(d) for any Test Period shall not exceed the greater of (x)

$25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(d)); provided further that Net Income for such period shall be reduced by an amount equal to the amount by which (if any) (i) the aggregate amount of cash losses incurred during such Test Period on account of any non-cash loss which was excluded from the calculation of Consolidated Net Income in any prior period pursuant to this item (A)(1)(a)(i)(d) plus (ii) the aggregate amount of cash losses excluded from the calculation of Consolidated Net Income pursuant to the first proviso of this item (A)(1)(a)(i)(d) during such Test Period, exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(a)(i)(d))

$

e.   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of the Borrower and its Restricted Subsidiaries other than in the ordinary course of business, as determined in good faith by the Borrower

$

f.   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, provided that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Borrower or a Restricted Subsidiary thereof in respect of such period

$

g.  (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments

$

h.  any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP

$

i.   any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days)

$

j.   to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption

$

k.  any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded

$

Consolidated Net Income (item (A)(1)(a)(i) minus the sum of items (A)(1)(a)(i)(a)through (k))	$

b) increased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i) provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, of the Borrower and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income

$

(ii)  (A) total interest expense of the Borrower and its Restricted Subsidiaries for such period and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), to the extent the same was deducted in computing Consolidated Net Income

$

(iii)  Consolidated Depreciation and Amortization Expense of the Borrower and its Restricted Subsidiaries for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income

$

(iv) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Credit Agreement including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing Consolidated Net Income

$

(v)   the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (A) Permitted Acquisitions after the Effective Date or (B) the closing of any Stores or distribution centers after the Effective Date; provided that the aggregate amount of cash charges added pursuant to this item (A)(1)(b)(vi) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(b)(vi))

$

(vi) the amount of costs relating to pre-opening and opening costs for Stores, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, consolidation and closing costs for Stores and costs incurred in connection with non-recurring product and intellectual property development after the Effective Date, other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs and project start-up costs; provided that the aggregate amount of all foregoing cash items added pursuant to this item (A)(1)(b)(vi) for any Test Period shall not exceed the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(b)(vi))

$

(vii) any other non-cash charges including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)

$

(viii) the amount of any minority interest expense deducted in calculating Consolidated Net Income	$

(ix) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsor Management Agreement or otherwise to the Sponsors to the extent permitted under Section 9.8 of the Credit Agreement and deducted in such period in computing Consolidated Net Income

$

(x)   the amount of net cost savings and synergies (other than any of the foregoing related to Specified Transactions) projected by the Borrower in good faith to result from actions taken, committed to be taken or reasonably expected to be taken no later than twelve (12) months after the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, and (B) the aggregate amount of cost savings and synergies added pursuant to this item (A)(1)(b)(x) for any Test Period shall not exceed, after the Effective Date, the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(b)(x))

$

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to item (A)(1)(c) below for any previous period and not added back

$

(xii) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests)

$

(xiii)  any fees, premiums, expenses or charges incurred or paid in connection with the Credit Agreement and the Transactions (including the Restatement Effective Date Dividend), in each case, deducted in computing Consolidated Net Income

$

c) decreased by (without duplication, and as determined in accordance with GAAP to the extent applicable):

(i) any non-cash gains increasing Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with the calculation set forth in this Schedule 1)

$

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase Consolidated EBITDA in such prior period	$

(iii)  the amount of cash payments made during such Test Period on account of any non-cash charge which was added back to the calculation of Consolidated EBITDA in any prior period pursuant to item (A)(1)(b)(v) above solely to the extent that (A) the aggregate amount of such cash payments during such Test Period plus (B) the aggregate amount of cash charges added back pursuant to item (A)(1)(b)(v) above during such Test Period exceeds the greater of (x) $25,000,000 and (y) 6.50% of Consolidated EBITDA for such Test Period (calculated prior to giving effect to any adjustment pursuant to this item (A)(1)(c)(iii))

$

d) Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(1)(b)(i) through (xii) minus the sum of items (A)(1)(c)(i) through (iii))	$

2) Capital Expenditures

a)  (i) all amounts that would be reflected as additions to property, plant or equipment on a Consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP

$

(ii) the value of all assets under Capitalized Leases incurred by the Borrower and its Restricted Subsidiaries during such period	$

provided that Capital Expenditures shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay the Loans pursuant to Section 2.9(b) of the Credit Agreement or the loans under the First Lien Term Facility or the Second Lien Term Facility, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or Cash

Equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (v) expenditures to the extent constituting any portion of a Permitted Acquisition, (vi) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vii) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Restricted Subsidiary during the same Fiscal Year in which such expenditures were made pursuant to a sale-leaseback transaction to the extent of the cash proceeds received by the Borrower or such Restricted Subsidiary pursuant to such sale-leaseback transaction or (viii) expenditures financed with the proceeds of an issuance of Equity Interests of the Borrower or a capital contribution to the Borrower or Indebtedness permitted to be incurred under the Credit Agreement.

Capital Expenditures

(iii) the sum of items (A)(2)(a)(i) and (ii)
$

Cash Taxes	$

c) item (A)(1)(d) minus item (A)(2)(a)(iii) minus item (A)(2)(b)	$

3) Fixed Charges

with respect to the Borrower and Restricted Subsidiaries for any Test Period, the sum, determined on a Consolidated basis, of:

a) Consolidated Net Cash Interest Expense

(i).  with respect to the Borrower and its Restricted Subsidiaries on a Consolidated basis for any period, determined in accordance with GAAP, total interest expense paid or payable in cash in such period (including that attributable to obligations with respect to Capitalized Leases in accordance with GAAP in effect on the Effective Date but excluding any imputed interest as a result of purchase accounting) of the Borrower and its Restricted Subsidiaries on a Consolidated basis and all commissions, discounts and other fees and charges owed with respect to Indebtedness of the Borrower and its Restricted Subsidiaries

$

    provided that Consolidated Net Cash Interest Expense shall not include (i) any non- cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) penalties and interest related to taxes

(ii). interest income of the Borrower and its Restricted Subsidiaries actually received in cash during such period after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries with respect to interest rate Swap Contracts.

$

Consolidated Net Cash Interest Expense

(iii). item (A)(3)(a)(i) minus item (A)(3)(a)(ii)	$

b) Scheduled payments of principal on Indebtedness for borrowed money of the Borrower and Restricted Subsidiaries due and payable during such period	$

Fixed Charges

c) the sum of item (A)(3)(a)(iii) and item (A)(3)(b)	$

Fixed Charge Coverage Ratio

item (2)(c) divided by item (3)(c)		:1.00

SCHEDULE 2

TO COMPLIANCE CERTIFICATE

B. Net Cash Proceeds

With respect to any Disposition subject to prepayment pursuant to Section 2.9(b) of the Credit Agreement during the applicable period ended [ , 20 ]:

I.   The sum of cash and Cash Equivalents received in connection with such Dispositions (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received)

$

II. The sum of:

a.   the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Dispositions and that is required to be repaid in connection with such Dispositions (other than Indebtedness under the Loan Documents, the First Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the First Lien Term Facility Documentation or the Second Lien Term Facility Documentation or any Permitted Refinancing of the Indebtedness under the Second Lien Term Facility Documentation )

$

b.  the out-of-pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Dispositions

$

c.   taxes or distributions made pursuant to Section 9.6(g)(i) and (g)(iii) of the Credit Agreement paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds)

$

d.  in the case of any Disposition by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (d)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof

$

e.   any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (e)

$

III.	Net Cash Proceeds: item (B)(I) minus the sum of items (B)(II)(a) through (e)	$

SCHEDULE 3

TO COMPLIANCE CERTIFICATE

Test Period covered by the calculations below: [            , 20    ] to [            , 20    ].

Total Leverage Ratio for the Test Period is         : 1:00.

Total Leverage Ratio

1. Consolidated Total Debt:

(a)   The aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding as of the last day of the Test Period, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or any other Investment permitted hereunder), consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments

$

(b)   Unencumbered, unrestricted domestic cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries as of the last day of the Test Period (which excludes Qualified Cash except to the extent of the outstanding principal amount of Revolving Loans at such time); provided that Consolidated Total Debt shall not include Indebtedness in respect of (i) any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)) and (ii) obligations under Swap Contracts

$

(c) Consolidated Total Debt (item (1)(a) minus item (1)(b))	$

2. Consolidated EBITDA

(a) Consolidated EBITDA (see Schedule 1, item (A)(1)(d))	$

Total Leverage Ratio (item 1 divided by item 2)		: 1.00

ANNEX A

TO COMPLIANCE CERTIFICATE